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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
September 21, 2006

DRAVCO MINING INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-50664	88-474904
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer ID)

580 Hornby Street
Suite 210
Vancouver, British Columbia
Canada V6C 3B6
(Address of principal executive offices and Zip Code)

(604) 687-6991
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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TABLE OF CONTENTS

ITEM 1.01     Entry into a Material Definitive Agreement

ITEM 9.01    Financial Statements and Exhibits

SIGNATURES

ITEM 1.01     ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 24, 2006, we entered into a Letter of Intent with Nevada Sunrise, LLC whereby we agreed to acquire from Nevada Sunrise, LLC a 100% interest in the Golden Arrow property comprising 254 lode claims plus 17 patented claims covering a total land area of approximately 5,125 acres located in Nye County, Nevada.

The parties have mutually agreed to allow the Letter of Intent to expire on September 30, 2006. Nevada Sunrise, LLC had transferred certain assets, including all the claims in the Golden Arrow property to Intor Resources Corporation.

On September 21, 2006 we entered into a Letter of Intent with Intor Resources Corporation to acquire the 100% interest in the Golden Arrow Property formerly held by Nevada Sunrise, LLC the "Transaction"). The foregoing acquisition is subject to us:

1.     Tendering for cancellation, the 10,000,000 shares currently owned by its President, Rodney Lozinski, and issuing 15,000,000 shares of common stock to Intor Resources Corporation, plus issuing an additional 5,000,000 restricted shares of common stock to be held in escrow for a period of one year from the date of the closing of the Transaction.

2.     Selling a minimum of 6,000,000 shares of common stock at a price of not less than $1.00 per share.

3.     Replacing our board of directors with individuals designated by Intor Resources Corporation.

The Letter of Intent will expire on October 31, 2006 unless otherwise mutually agreed to in writing between the parties.

ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS
Exhibit No.	Description
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 21st day of September, 2006.

DRAVCO MINING INC.

BY:	RODNEY LOZINSKI
Rodney Lozinski, president, principal executive officer, and member of the board of directors